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                                                                EXHIBIT (a)(vii)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being the Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Declaration of Trust, dated September 11, 1992 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust by way of a Unanimous Written Consent dated February 27, 1997, the Declaration of Trust is amended as follows:

         (1) That the Provident Growth Portfolio shall be renamed "Putnam Growth Portfolio."

         (2) That three series of the Trust's unissued shares of beneficial interest, without par value, are hereby established to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                 Emerging Markets Portfolio
                 International Growth and Income Portfolio
                 Real Estate Portfolio

         The actions contained herein shall be effective on or about April 7, 1997.

                                   By: /s/ ROBERT M. ZAKEM
                                       -------------------
                                       Robert M. Zakem, Assistant Secretary
                                       SunAmerica Series Trust